Exhibit 99.1

Mergermarket

08:04 EDT 10 Oct 2022

Sprout Organics, the privately held maker of organic baby foods and toddler snacks, is focused on organic growth and potential acquisitions of North American companies with “healthy and great tasting” snack, meal or beverage products, said CEO Sarah Tynan.

Ideal targets should be profitable or at least breakeven and have a minimum of USD 25m-USD 50m in net sales, according to Tynan. Sprout would also consider smaller “highly strategic brands” with around USD 10m-USD 25m in net sales, she added.

Sprout completed one small acquisition early last year of NurturMe, a maker of organic dried fruit and veggie meals and snacks for children, Tynan said. Multiples in the organic food space typically average around 3x-3.5x net sales, she noted.

As of 31 March 2022, Sprout had annual net revenue of USD 27m, with net revenue of USD 100m forecast within three to five years, Tynan said. Profitability should be reached by mid-to-late 2023, she added.

Sprout sells baby food pouches, toddler snacks and snack bars online and via retail. The company is launching a new line of meals this month targeting older kids, according to Tynan. All products are plant-based and made from 100% certified organic, non-GMO ingredients.

Tynan said Sprout is the third-largest shelf-stable organic baby food brand on Amazon and the fifth-largest overall in the US. Popular items include Crinklez organic popped chickpea and veggie crisps; Broccoli Curlz and White Cheddar Curlz baked toddler snacks; and baby food pouches containing fruits, veggies and sometimes grains.

The company expects to be in 28,000 North American retail locations by the end of this year, according to Tynan. Retail customers include Walmart, Target, CVS, Meijer, H-E-B, Shoprite and Publix.

In February, Sprout announced the launch of a co-branded product line with YouTube channel and streaming media show "CoComelon,” the number one children's entertainment and educational show in the world, with more than 140 million subscribers, according to news reports.

According to Tynan, competitors in the organic and healthy baby and toddler food space include Happy Family Organic, Plum Organics, Magic Spoon and Annie’s Homegrown (owned by General Mills), as well as legacy players such as Gerber and Kraft Heinz Company.

There has been ongoing M&A and investment activity in the space, Tynan said. In March 2021, Sun-Maid Growers of California announced its acquisition of Plum Organics from Campbell Soup Company for undisclosed terms. In June, better-for-you cereal-maker Magic Spoon raised an USD 85m Series B.

Sprout was founded in 2008 by Tyler Florence, celebrity chef, father and Sprout’s executive chef. Neptune acquired a 50.1% interest in February 2021. Morgan Stanley, which holds a 40% stake, has been invested since 2018.

Neptune, a health and wellness company focused on plant-based and sustainable lifestyle brands, also took a management interest in Sprout. Neptune President and CEO Michael Cammarata previously was CEO of Schmidt’s Naturals, a natural deodorant company that was acquired by Unilever in 2018.

In June, Tynan was promoted from Chief Customer Officer to CEO. Prior to joining Sprout in 2020, Tynan worked in executive positions for 15 years at Newell Brands, including senior director of e-commerce sales and director of sales, baby division. She also worked as merger lead and customer business manager for Unilever.

Tynan said Sprout has no near-term exit plans, though she did point out that Neptune can exercise an option to purchase the rest of the company starting in January.

Sprout has 12 employees.

by Deborah Balshem in Fort Lauderdale